Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in registration statement Nos. 333-188995, 333-167530, 333-165782, 333-158108, 333-151335, 333-141989, 333-135147, 333-123820 and 333-114051 on Form S-8 and registration statement No. 333-202211 on Form S-3 of Ultra Clean Holdings, Inc. of our report dated March 12, 2015, with respect to the financial statements as of and for the period ended December 31, 2014, respectively, of MICONEX s.r.o., which appears in the Amendment No. 1 to the Current Report on Form 8-K of Ultra Clean Holdings, Inc.

/s/ Moores Rowland CA s.r.o.

Prague, Czech Republic

October 16, 2015